EXHIBIT 4.15

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATIVE THERETO UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

HALIFAX CORPORATION

7% Subordinated Debenture

     FOR VALUE RECEIVED, HALIFAX CORPORATION, a Virginia corporation (the “Company”), hereby promises to pay to Research Industries Incorporated or order on January 27, 2003, the principal sum of Two Million Dollars ($2,000,000.00), in lawful money of the United States, and to pay interest on the unpaid principal amount from the date hereof until maturity at the rate of seven percent (7%) per annum, in arrears, semiannually on or before the first day of each six (6) month period beginning on August 1, 1998, until maturity; and to pay interest on any overdue principal at the same rate per annum payable monthly as aforesaid, or, at the option of the holder hereof, on demand. Both payments of principal and of interest shall be payable at the principal office of the payee. Each payment of interest shall be made, without necessity of presentation hereof, by check drawn to the order of the holder hereof and sent to such holder at the address theretofor designated by such holder in writing.

1.	SUBORDINATION

               The indebtedness evidenced by this Debenture is subordinated to the prior payment in full of all indebtedness owing by the Company for money borrowed from banks, insurance companies and other institutional lenders and specifically to Crestar Bank in accordance with the terms and conditions of a certain Subordination Agreement (“Subordination Agreement”) dated January 27, 1998 by and among Research Industries Incorporated, Crestar Bank and Halifax Corporation, a copy of which is attached hereto and made a part hereof as Appendix A, and the terms of which are incorporated by reference with the same force and effect as if set forth herein.

2.	CONVERSION

               2.1    At any time from the date of issuance up to and including the date of maturity or of prepayment (as permitted herein), the holder of this Debenture has the right, at its option, to convert the then remaining principal amount hereof, in part or in whole, into common stock of the Company, as such stock shall be constituted at the date of conversion (the “Common Stock”), at an initial conversion price of ELEVEN and 72/100 DOLLARS ($11.72) (the “Conversion Price”) of the remaining principal amount of this Debenture for one (1) share of Common Stock, at the office of the Company, accompanied by written notice of election of conversion and accompanied by a written instrument of transfer of the Debenture in form satisfactory to the Company. No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Debenture for conversion on the basis of the then prevailing Conversion Price.

               2.2    Conversion shall be deemed to have been effected on the date when delivery of the conversion notice, accompanied by documents reasonably satisfactory to the Company as provided in Section 2.1 above, is made (the “Conversion Date”). As promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided below. The entity in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Company are closed on that dale, in which event it shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of this Debenture, the Company shall issue and deliver to or upon the written order of the holder hereof, at the expense of the Company, a new Debenture covering the principal amount of this Debenture not converted, which new Debenture shall entitle the holder thereof to interest on the principal amount thereof to the same extent as if the unconverted portion of this Debenture had not been surrendered for conversion.

3.	ADJUSTMENT OF CONVERSION PRICE

               The Conversion Price (and as a result the number of shares of Common Stock purchasable hereunder) shall be subject to adjustment from time to time as follows:

               3.1    In case the Company shall at any time or from time to lime issue or sell any additional shares of its Common Stock (other than not more than 280,000 shares issued upon exercise of options granted by the Company to its employees and directors) without consideration or for consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, said Conversion Price shall be adjusted to such lower amount.

               3.2    In case at any time the Company shall in any manner issue or grant (a) options to purchase or rights to subscribe for Common Stock, (b) securities by their terms convertible into or exchangeable for Common Stock, or (c) options to purchase or rights to subscribe for such convertible or exchangeable securities (such options, rights and convertible or exchangeable securities being herein called “Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise, conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights or options, then the Conversion Price shall be adjusted to such lower amount upon the issue or grant of such Convertible Securities; provided that no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon the exercise, conversion or exchange of such convertible Securities; and provided further, that upon the expiration of such rights or options, if any thereof shall not have been exercised, the Conversion Price shall forthwith be readjusted and thereafter the Conversion Price shall be the price which it would have been had adjustment been made on the basis of the issue only of the shares of Common Stock actually issued upon the exercise, conversion or exchange of such rights or options.

               3.3    In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

               3.4    In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock or in Convertible Securities, the aggregate maximum number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion of or in exchange for such Convertible Securities issuable in payment of such dividend or distribution, shall be deemed to have been issued and the Conversion Price shall be decreased so that the number of shares purchasable hereunder shall be increased in proportion to such increase in shares deemed to be outstanding.

               3.5    If at any time while this Debenture is outstanding there should be any capital reorganization or reclassification of the capital stock of the Company (other than a subdivision or combination of shares provided for in Section 3.3 hereof) or any consolidation or merger of the Company with another corporation or any sale, conveyance, lease or other transfer by the Company of all or substantially all of its property to any other corporation, the holder of this Debenture shall thereafter upon exercise of this Debenture be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such consolidation or merger, as the case may be, to which the Common Stock (and any other securities and property) of the Company, deliverable upon the conversion of this Debenture would have been entitled upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or other transfer if this Debenture had been converted immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale or other transfer; and, in any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of this Debenture to the end that the provisions set forth herein (including the adjustment of the Conversion Price and the number of shares issuable upon the conversion of this Debenture) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion hereof as if this Debenture had been exercised immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale or other transfer and the holder hereof had carried out the terms of the exchange as provided for by such capital reorganization, reclassification of capital stock, consolidation or merger. In the event that in any capital reorganization or reclassification, consolidation or merger, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part for or on account of a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Section 3 above with the amount of the consideration received upon the issue thereof being reasonably determined by the Board of Directors of the Company. The Company shall not effect any such capital reorganization, consolidation or merger unless, upon or prior to the consummation thereof, the successor corporation shall assume by written instrument the obligation to deliver to the holder hereof such shares of stock, securities, cash or property as such holder shall be entitled to purchase in accordance with the foregoing provisions.

               3.6    In case at any time the Company shall propose to take any action requiring an adjustment of the Conversion Price, then, in any of said cases, the Company shall give prior written notice, by first-class mail, postage prepaid, addressed to the holder of this Debenture at the address of such holder as shown on the books of the Company, of the date on which (a) the books of the Company shall close or a record shall be taken for such action or (b) such action shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said action. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record dale or the date on which the Company’s transfer books are closed in respect thereto.

            3.7    For the purpose of any adjustment of the Conversion Price pursuant to Section 3 hereof, the following provisions shall also be applicable:

3.7.1 In case any shares of Common Stock or Convertible Securities shall be issued for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor after deducting therefrom any expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Convertible Securities shall be issued for a consideration other than cash (or a consideration which includes cash, if such cash constitutes a part of the assets of a corporation or business substantially all of the assets of which are being received as such consideration), then, for the purposes of this Section 3, the Board of Directors shall reasonably determine the fair value of such consideration, and such Common Stock or Convertible Securities shall be deemed to have been issued for an amount of cash equal to the value so determined by the Board of Directors. In case any shares of Common Stock or Convertible Securities shall be issued together with other stock or securities or other assets of the Company for a consideration which includes both, the Board of Directors shall similarly determine what part of the consideration so received is to be deemed to be consideration for the issue of such shares of such Common Stock or Convertible Securities.

3.7.2 So long as this Debenture remains outstanding, the Company will not issue any additional capital stock of any class preferred as to dividends or as to the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value in respect of participation in dividends and in the distribution of such assets.

3.7.3 All calculations under this Section 3 shall be made to the nearest cent or to the nearest one hundredth (l/100th) of a share, as the case may be.

3.7.4 Anything in this Section 3 to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments, determined as above provided, shall have resulted in a change of the Conversion Price by at least $0.05 per share, such change in the actual conversion price shall thereupon be given effect.

3.7.5 Upon any adjustment to the Conversion Price and/or an increase or decrease in the number of shares of Common Stock purchasable upon the exercise of the conversion right set forth in this Debenture, then, and in each such case, the Company, within 10 days thereafter, shall give notice thereof to the holder of this Debenture stating the adjusted Conversion Price and the increased or decreased number of shares purchasable upon such exercise and setting forth in reasonable detail the method of calculation and the facts (including a statement of the consideration received or deemed to have been received by the Company for any shares of Common Stock or of Convertible Securities) upon which such calculation is based. Where appropriate, such notice may be given in advance and included as a part of the notice required to be given pursuant to Section 3.6 hereof.

4.	RESERVATION OF SHARES; SHARES TO BE FULLY PAID; COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS; LISTING OF COMMON STOCK

               The Company shall provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares to provide for the conversion of the Debentures from time to time as such Debentures are presented for conversion.

               4.1    The Company covenants that all shares of Common Stock which may be issued upon conversion of Debentures will upon issue be fully paid and nonassessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

               4.2    The Company covenants that if any shares of Common Stock to be provided for the purpose of conversion of Debentures hereunder require registration with or approval of any governmental authority under any Federal or state law before such shares may be publicly traded following conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

               4.3    The Company further covenants that so long as the Common Stock shall be listed on the American Stock Exchange or in the event that it becomes listed or, any other national securities exchange the Company will, if permitted by the rules of such exchange, list and keep listed and for sale so long as the Common Stock shall be so listed on such exchange, upon official notice of issuance, all Common Stock issuable upon conversion of the Debentures.

5.	PREPAYMENT OF DEBENTURES

               Subject to the terms and conditions hereof and the Subordination Agreement, this Debenture may be prepaid, as a whole or in part or parts, on any date more than two (2) years after the date hereof as specified in a notice of prepayment, by payment of all or a portion of the principal amount together with interest on such principal amount accrued to the date fixed for prepayment. If the Company shall determine to prepay all or a portion of this Debenture, it shall cause written notice thereof to be given by registered or certified mail, postage prepaid, to the holder of this Debenture at least 60 days prior to the date fixed for such prepayment. Such notice shall state the prepayment date and the amount to be prepaid. The holder of this Debenture may subsequently convert this Debenture, in whole or in part, at any time prior to the prepayment date.

6.	AFFIRMATIVE COVENANTS OF THE COMPANY

               Unless otherwise consented to in writing by the holder of this Debenture, the Company covenants that it will:

               6.1    Maintain its corporate existence and (he corporate existence of its subsidiaries, if any, and make every reasonable effort to comply and cause its subsidiaries to comply in such manner as advised so to do by its counsel with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to the Company, its subsidiaries, their business or their property (except while the Company or a subsidiary is in good faith and by appropriate proceedings contesting the validity of any of the foregoing); keep adequate books of account in accordance with generally accepted accounting principles consistently maintained (except as the Company or a subsidiary shall decide to make any change in accounting methods or practices which is consistent with generally accepted accounting principles); and maintain and operate its properties and those of its subsidiaries in a manner consistent with the efficient operation of the business of the Company and its subsidiaries;

               6.2    Punctually pay and discharge or cause to be paid and discharged all taxes, assessments, and governmental charges lawfully imposed upon it or any subsidiary or any of their property, or upon the income and profits thereof; provided, however, that nothing herein contained shall require it or a subsidiary to pay or discharge any tax, assessment, or governmental charge, so long as the validity thereof shall be contested by it in good faith and by appropriate proceedings and, if necessary, there shall have been established on the appropriate books a reserve therefor deemed adequate by its Board of Directors, unless thereby property essential to the conduct of business will be lost, forfeited, or materially endangered;

               6.3    At all times maintain, preserve, and keep its properties and those of its subsidiaries and each and every part and parcel thereof in good repair, working order, and condition so that the business carried on in connection therewith may be properly and advantageously conducted, but nothing herein contained shall be construed to prevent the Company or a subsidiary from surrendering or discontinuing, or abandoning or selling, or disposing of any property, in whole or in part, which is deemed by its Board of Directors to be no longer useful or of productive value to it, or where such surrender, discontinuance, abandonment, sale, or other disposition is deemed by its Board of Directors to be advantageous in the due and proper conduct of its business; and

               6.4    Maintain, for itself and cause each subsidiary to maintain property and liability insurance with reputable insurance companies insuring against such risks and in such amounts as are appropriate considering the size and the business of the Company and each subsidiary.

               6.5    At all times have authorized, and reserved for the purpose of issue upon conversion of this Debenture, a sufficient number of shares of its common Stock to provide for the exercise of the conversion rights granted pursuant hereto.

7.	ACTS OF DEFAULT

               The following shall be deemed acts of default:

               7.1    Default in the payment of any installment of interest when it becomes due and payable; or

               7.2    Default in the payment of the principal at maturity or upon prepayment of all or a portion thereof on the date fixed for such prepayment; or

               7.3    Breach of or default in the performance of any covenants herein and continuance of such breach or default for a period of 30 days after notice to the Company by the holder hereof, or

               7.4    Breach of or default in any of the terms of borrowings by the Company constituting Superior Indebtedness unless waived in writing by the holder of such Superior Indebtedness within the period provided in such indebtedness but in no event to exceed 30 days; or

               7.5    Any insolvency or bankruptcy proceeding commenced by or against the Company unless stayed or dismissed within 30 days.

8.	CONSEQUENCES OF DEFAULT

               If any act of default occurs, the principal and interest due hereunder shall be due and payable immediately without presentment for payment, protest, or notice of nonpayment. If the principal and interest hereon is not paid when due, the holder hereof may resort to such process, legal or equitable, as is necessary to collect the same, subject to the provisions of the Subordination Agreement. In the event this Debenture shall be referred to an attorney for collection, the Company agrees to pay all reasonable costs of collection, including a reasonable sum for attorneys’ fees. In the event this Debenture shall become due and payable by an act of default hereunder, holder shall have the additional option of converting the total amount of principal and interest due hereunder into common shares of the Company in the manner and for the price provided for hereinabove. The Company shall forthwith upon obtaining knowledge notify the holder of the Debenture of the occurrence of any event or circumstance (without taking into account any grace period) which gives or will give rise to an act of default.

9.	TRANSFERABILITY

               Subject to the terms of the legend hereon, this Debenture may be transferred or endorsed to another by giving notice thereof to the Company at its principal office or, if a new Debenture is requested in connection with such transfer, by surrender thereof for cancellation, endorsed or accompanied by a written instrument of transfer, in form satisfactory to the Company, duly executed by the holder thereof in person or by his duly authorized representative, or by his agent or attorney duly appointed in writing, and thereupon the Company will issue and deliver, in the name of the transferee or transferees, a new Debenture, of like terms and for a like aggregate principal amount, expressly subject to the Subordination Agreement, dated so that no gain or loss of interest shall result from such transfer.

10.	DAMAGED OR MISSING DEBENTURES

               If there be delivered to the Company evidence to its reasonable satisfaction of the destruction, loss, theft or mutilation of the Debenture and if the holder shall provide such indemnity that may be required to save the Company and the holder harmless, then in the absence of notice to the Company that such Debenture has been acquired by a bona fide purchaser, the Company shall execute and deliver to holder, in lieu of or in exchange for such Debenture, a new Debenture of like terms and principal amount, expressly subject to the Subordination Agreement, and such Debenture shall be entitled to all the rights and benefits of the original Debenture.

11.	NOTICE

               Any notice, payment or delivery required or desired hereunder shall be effective when mailed by first-class mail, postage prepaid, addressed to the Company at 5250 Cherokee Avenue, Alexandria, Virginia 22312 or to Research Industries Incorporated the original holder, 123 North Pitt Street, Alexandria, Virginia 22314 or at such other address as may be provided by the holder hereof in writing.

     IN WITNESS WHEREOF, HALIFAX CORPORATION, has caused this Debenture to be signed in its corporate name and its corporate seal to be impressed hereon by its duly authorized officers.

Dated: January 27, 1998

HALIFAX CORPORATION

By	/s/ H. C. Mills

President

(SEAL)
Attest:

/s/ Ernest L. Ruffner

Ernest L. Ruffner Corporate Secretary